Exhibit 99.1

Synlogic Announces Decision to Discontinue Synpheny-3 Study and

Provides Corporate Update

Decision to end trial follows internal review of initial data indicating study unlikely to meet primary endpoint

Data review found treatment to be safe and well-tolerated

Board of Directors plans to perform assessment of strategic options

Cambridge, Mass. February 8, 2024 – Synlogic, Inc. (Nasdaq: SYBX), a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases, announced today the decision to discontinue Synpheny-3, its ongoing pivotal study of labafenogene marselecobac (SYNB1934) as a potential treatment for phenylketonuria (PKU). As a result, Synlogic’s management and its Board of Directors have made the decision to evaluate strategic options for the Company.

The decision to end Synpheny-3 is based on results of an internal review in advance of an upcoming independent Data Monitoring Committee (DMC) assessment, which indicated the trial was unlikely to meet its primary endpoint. The decision was not based on concerns regarding safety or tolerability. Synlogic will now work with the Synpheny-3 clinical trial sites involved to implement the discontinuation.

“It is with a heavy heart that we share this news, and our resulting decision to end Synpheny-3. Based on the program’s progress and data to date, we had expected the study to demonstrate the potential for SYNB1934 to provide an important new treatment option for those affected by PKU,” said Aoife Brennan, M.B. Ch.B., Synlogic President and Chief Executive Officer. “We express our deep gratitude for the support and partnership we have received from the PKU community, including the clinical trial site investigators and staff.”

Process to Explore Strategic Alternatives

Synlogic’s Board of Directors plans to conduct an assessment of strategic options to enhance shareholder value, which will include, but are not limited to, an acquisition, merger, reverse merger, other business combination, sales of assets, dissolution or other strategic transactions. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements will be reached, or transactions will be successfully consummated or on attractive terms.

The Company has not set a timetable for completion of this strategic review and does not intend to comment further on the status of this process unless or until its Board of Directors has approved a definitive course of action, or it is determined that other disclosure is appropriate or required.

As a result of this process, Synlogic will cease operations, and reduce its workforce by more than 90%, retaining only certain employees to assist in the strategic review and assist in the discontinuation of the study. The majority of impacted roles will end in February 2024. Our cash, cash equivalents and short-term investments balance at December 31, 2023 was $47.7 million (unaudited). Dr. Brennan is also departing as President and Chief Executive Officer as part of the reduction, and stepping down from the Board of Directors.

“I want to express my deepest thanks and appreciation to every person who has been part of Synlogic, and in so doing contributed to the science we have advanced and special company we have built,” said Dr. Brennan.

About Synlogic

Synlogic is a biopharmaceutical company advancing novel therapeutics to transform the care of serious diseases in need of new treatment options. Synlogic designs, develops and manufactures these drug candidates, which are produced by applying precision genetic engineering to well-characterized probiotics.

Forward Looking Statements

This press release contains "forward-looking statements" that involve substantial risks and uncertainties for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release regarding strategy, future operations, clinical development plans, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. In addition, when or if used in this press release, the words "may," "could," "should," "anticipate," "believe," "look forward," "estimate," "expect," “focused on,” "intend," "on track, " "plan," "predict" and similar expressions and their variants, as they relate to Synlogic, may identify forward-looking statements. Actual results could differ materially from those contained in any forward-looking statements as a result of various factors, including: the Company may not execute its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company's reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company's reduction in force efforts may negatively impact the Company's business operations and reputation as well as those risks identified under the heading "Risk Factors" in Synlogic's filings with the U.S. Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Synlogic's current views with respect to future events. Synlogic anticipates that subsequent events and developments will cause its views to change. However, while Synlogic may elect to update these forward-looking statements in the future, Synlogic specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Synlogic's view as of any date subsequent to the date hereof.

Contact: info@synlogictx.com